PROXY VOTING

A public company’s shareholders typically have the right to vote on various corporate issues. Clients typically delegate to an adviser the authority to vote proxies for shares they own. Under the Advisers Act, an adviser has a duty of care and loyalty with respect to all services undertaken for clients, including proxy voting.

Rule 206(4)-6 under the Advisers Act requires that an adviser must vote proxies in a manner consistent with clients’ best interest and must not place its interests above those of its clients when doing so. It requires an adviser to: (i) adopt and implement written policies and procedures that are reasonably designed to ensure that the adviser votes proxies in the best interest of its clients, and (ii) to disclose to clients how they may obtain information on how the adviser voted. In addition, Rule 204-2 requires the adviser to keep records of proxy voting and client requests for information.

The Board of Trustees of the Funds has appointed and granted HTAA the authority to vote proxies for the securities in the Funds. The Adviser will vote proxies for securities held in a client's account, using the following procedures to comply with the Advisers Act.

1.                   Proxy Voting Policy and Procedures and Proxy Voting Guidelines – The Adviser generally votes proxies for securities the Adviser has selected that are held in client accounts, unless the client has directed the Adviser to send proxies to the client or another person. The Adviser has adopted Proxy Voting Policy and Procedures and Proxy Voting Guidelines and all proxies will be voted in accordance with such guidelines, which are included in this Manual as Appendix V. Employees are expected to refer to these procedures when dealing with proxy voting issues.

2.                   Third Party Proxy Voting Service – The Adviser may retain an outside proxy voting service to make recommendations on proxy voting matters and to assist the Adviser in developing proxy-voting guidelines. However, the Adviser will not delegate its proxy voting responsibility to an outside service.

3.                   New Accounts – When the Adviser receives a new client account (or is instructed by an existing client to commence voting proxies), the Adviser instructs the client’s custodian to send and deliver all proxies and proxy related materials directly to the proxy vendor. The proxy vendor provides a proxy voting service utilized by the Adviser to assist the Adviser in the voting of proxies, and to accept votes on the Adviser’s behalf.

4. .. Contrary Voting Recommendations – In accordance with the Adviser’s Proxy Voting Policy and Procedures, the CEO or designee may submit voting recommendations that are contrary to the Adviser Proxy Voting Guidelines or vote recommendation received from the proxy vendor. In such instances, the Management Committee will review the recommendation in order to determine whether the CEO or designee’s voting rationale appears reasonable and in the best interest of clients. If the Management Committee does not agree that the CEO or designee’s rationale is reasonable and in the best interests of clients, the Adviser will vote the proxy and document the reason(s) for the decision. The Adviser shall consider such other matters as may be brought before it for review and action.

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HTAA, LLC

Proxy Voting Policy and Procedures

Proxy Voting Policy

HTAA, LLC (“HTAA” or the “Adviser”) votes proxies for the securities in the Funds it manages and votes proxies for securities held in a client’s account using the following guidelines to comply with Rule 206(4)-6 under the Advisers Act. Specifically, Rule 206(4)-6 requires that the Adviser:

•	Adopt and implement written policies and procedures reasonably designed to ensure that we vote client securities in the best interest of clients;
•	Disclose to clients how they may obtain information from us about how we voted proxies for their securities; and
•	Describe our proxy voting policies and procedures to clients and furnish them a copy of our policies and procedures on request.

A.	Objective

Where the Adviser is given responsibility for voting proxies, we must take reasonable steps under the circumstances to ensure that proxies are received and voted in the best interest of our clients, which generally means voting proxies with a view to enhancing the value of the shares of stock held in client accounts.

The financial interest of our clients is the primary consideration in determining how proxies should be voted. In the case of social and political responsibility issues that in our view do not primarily involve financial considerations, it is not possible to represent fairly the diverse views of our clients and, thus, unless a client has provided other instructions, the Adviser generally votes in accordance with the recommendations of the proxy vendor (see discussion below) on these issues, although, on occasion the Adviser abstains from voting on these issues.

When making proxy-voting decisions, the Adviser generally adheres to its Proxy Voting Guidelines (the “Guidelines”), as revised from time to time by the Adviser. The Guidelines, which have been developed with reference to the positions of the proxy vendor, set forth the Adviser’s positions on recurring issues and criteria for addressing non-recurring issues and incorporates many of proxy vendor’s standard operating policies.

B.	Accounts for Which the Adviser Has Proxy Voting Responsibility

The Adviser generally is responsible for voting proxies with respect to securities selected by the Adviser and held in client accounts. The Adviser’s form of Investment Advisory Agreement provides clients with an alternative as to whether the client or the Adviser will be responsible for proxy voting. However, the Adviser does not vote proxies for securities not selected by the Adviser but that are nevertheless held in a client account or where the Adviser otherwise is not vested with discretionary authority over securities held in a client account.

C.	Adherence to Client Proxy Voting Policies

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Although clients do not always have proxy-voting policies, if a client has such a policy and instructs the Adviser to follow it, the Adviser is required to comply with it except in any instance in which doing so would be contrary to the economic interests of the client or otherwise imprudent or unlawful.

The Adviser must, to the extent possible, comply with each client’s proxy voting policy. If such policies conflict, the Adviser may vote proxies to reflect each policy in proportion to the respective client’s interest in any pooled account, for example (unless in the particular situation voting in such a manner would be imprudent or otherwise inconsistent with applicable law).

D.	Conflicts

From time to time, proxy voting proposals may raise conflicts between the interests of the Adviser’s clients and the interests of the Adviser and its employees. The Adviser must take certain steps designed to ensure, and must be able to demonstrate that those steps resulted in, a decision to vote the proxies that was based on the clients’ best interest and was not the product of the conflict. For example, conflicts of interest may arise when:

•	proxy votes regarding non-routine matters are solicited by an issuer that has an institutional separate account relationship with the Adviser;[12]
•	a proponent of a proxy proposal has a business relationship with the Adviser; or
•	the Adviser has business relationships with participants in proxy contests, corporate directors or director candidates.

The Adviser’s Management Committee is primarily responsible for monitoring and resolving possible material conflicts with respect to proxy voting. Any person with knowledge of a personal conflict of interest relating to a particular matter shall disclose that conflict to the Chief Compliance Officer and may be required to recuse him or herself from the proxy voting process. Issues raising possible conflicts of interest are referred to the Management Committee for resolution. Application of the Guidelines or voting in accordance with the proxy vendor vote recommendation should, in most cases, adequately address any possible conflicts of interest.

E.	Special Issues with Voting Foreign Proxies

Although the Adviser has arrangements with the proxy vendor, voting proxies with respect to shares of foreign stocks may involve significantly greater effort and corresponding cost due to the variety of regulatory schemes and corporate practices in foreign countries with respect to proxy voting. Logistical problems in voting foreign proxies include the following:

•	Each country has its own rules and practices regarding shareholder notification, voting restrictions, registration conditions and share blocking.

•	To vote shares in some countries, the shares may be “blocked” by the custodian or depository (or bearer shares deposited with a specified financial institution) for a specified number of days (usually five or fewer but sometimes longer) before or after the shareholder meeting. When blocked, shares typically may not be traded until the day after the blocking period. The Adviser may refrain from voting shares of foreign stocks subject to blocking restrictions where, in the

[12]	For this purpose, Adviser generally will consider as “non-routine” any matter listed in New York Stock Exchange Rule 452.11, relating to when a member adviser may not vote a proxy without instructions from its customer (for example, contested matters are deemed non-routine).
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Adviser’s judgment, the benefit from voting the shares is outweighed by the interest of maintaining client liquidity in the shares. This decision generally is made on a case-by-case basis based on relevant factors, including the length of the blocking period, the significance of the holding, and whether the stock is considered a long-term holding.

•	Often it is difficult to ascertain the date of a shareholder meeting because certain countries, such as France, do not require companies to publish announcements in any official stock exchange publication.

•	Time frames between shareholder notification, distribution of proxy materials, book-closure and the actual meeting date may be too short to allow timely action.

•	Language barriers will generally mean that an English translation of proxy information must be obtained or commissioned before the relevant shareholder meeting.

•	Some companies and/or jurisdictions require that, in order to be eligible to vote, the shares of the beneficial holders be registered in the company’s share registry.

•	Lack of a “proxy voting service” by custodians in certain countries.

Because the cost of voting on a particular proxy proposal could exceed the expected benefit to a client (including an ERISA plan), the Adviser may weigh the costs and benefits of voting on proxy proposals relating to foreign securities and make an informed decision on whether voting a given proxy proposal is prudent.

F.	Reports

Clients may obtain information from the Adviser about how we voted proxies with respect to their securities. If requested, the Adviser provides clients with periodic reports on the Adviser’s proxy voting decisions and actions for securities in their accounts, in such forms or intervals as the client’s reasonably request.

G.	Operational Procedures

The Adviser’s Chief Executive Officer (“CEO”)is responsible for administering the proxy voting process as set forth in these procedures. The CEO or designee works with the proxy vendor, the proxy voting service, and is responsible for ensuring that meeting notices are reviewed. The CEO or designee will process proxies of a routine nature in accordance with the Adviser’s Proxy Voting Guidelines when the vote recommendation from the proxy vendor and company management are in agreement on how the proposal should be voted. A response or feedback from the CEO or designee will be provided in writing when proposals are not covered by the Guidelines, the proxy vendor recommends a vote contrary to company management, or the Guidelines are unclear on how a proxy should be voted. A response from the CEO or designee is required to be in writing and will be maintained by the Adviser. The CEO or designee is responsible for the actual submission of the proxies in a timely fashion.

The CEO or designee may submit a proxy recommendation that is contrary to the Guidelines or the proxy vendor vote recommendation if he determines that it is in the best interest of clients. If the CEO or designee submits voting recommendations that are inconsistent with the Guidelines or the proxy vendor vote recommendations, then the CEO or designee is required to document the rationale for his recommendation. The Management Committee will review the recommendation in order to determine whether the CEO or designee’s voting rationale appears reasonable and in the best interests of clients. If

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the Management Committee does not agree that the CEO or designee’s rationale is reasonable and in the best interests of clients, the Management Committee will vote the proxy and document the reason(s) for its decision. The Adviser is responsible for maintaining the documentation provided by the CEO or designee and the Management Committee and assuring that it adequately reflects the basis for any recommendation or vote that is cast in opposition to the Guidelines or proxy vendor vote recommendation.

H.	Securities Subject to Lending Arrangements

For various legal or administrative reasons, the Adviser, customarily and typically does not, and is often unable to vote securities that are, at the time of such vote, on loan pursuant to a client’s securities lending arrangement with the client’s custodian. The Adviser will refrain from voting such securities where the costs to the client and/or administrative inconvenience of retrieving securities then on loan outweighs the benefit of voting, assuming retrieval under such circumstances is even feasible and/or possible. In certain extraordinary situations, the Adviser may seek to have securities then on loan pursuant to such securities lending arrangements retrieved by the clients’ custodians for voting purposes. This decision will generally be made on a case-by-case basis depending on whether, in the Adviser’s judgment, the matter to be voted on has critical significance to the potential value of the securities in question, the relative cost and/or administrative inconvenience of retrieving the securities, the significance of the holding and whether the stock is considered a long-term holding. There can be no guarantee that any such securities can be retrieved for such purpose.

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